UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 5, 2011

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31973	04-3372365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Middlesex Road

Tyngsboro, Massachusetts 01879

(Address of Principal Executive Offices)  (Zip Code)

(978) 694-9121

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 5, 2011, Beacon Power Corporation (“Beacon” or the “Company”) entered into an engagement letter (the “Engagement Letter”) with Group Robinson LLC (“Robinson”), a global advisor and investment banking firm specializing in the clean technology, energy and infrastructure sectors.  Robinson’s immediate objective will be to identify and secure project financing for Beacon’s 20 MW flywheel frequency regulation plant, planned for construction in Hazle Township, Pennsylvania. In addition, Robinson will assist Beacon in developing one or more lease or build-operate-transfer (BOT) structures for use in marketing turnkey flywheel plants in non-U.S. locations.  During the 16 month term of the engagement, Robinson will have an exclusive advisory role with respect to obtaining financing commitments for any foreign (non-U.S.) project.

Pursuant to the Engagement Letter, Beacon paid Robinson an upfront retainer of $60,000, which covers all work by Robinson on the Hazle Township plant and potential projects in certain non-U.S. locations.  No other retainers will be paid to Robinson in 2011 or in connection with the Hazle Township plant.  Monthly retainers shall be payable for any foreign projects, but not before July 2012.  Such monthly retainer shall be $10,000, except that the retainer shall be $20,000 for foreign projects where the Company has obtained a contractual commitment to build a plant and which will utilize the Robinson deferred payment financial model.  The monthly retainer shall not exceed $20,000 and shall be deducted from the success fee payable to Robinson for a particular project, as described below.

Robinson will also receive a lump sum success fee equal to 2.5% of the total financing amount committed by Robinson-identified investors under executed financing documentation for all U.S. projects and 3% for all foreign projects.  If the customer of a foreign project elects to pay for a plant under a traditional sales agreement or similar contract, rather than using the proposed Robinson financing model, then Robinson shall be paid a non-utilization fee equal to 1.5% of the total project cost that is actually paid by the foreign project buyer to purchase the plant (or, in the event of a lease that does not utilize the Robinson financing model and not financed by Robinson-identified investors, the project cost actually invested by those non-Robinson investors).

In further consideration for Robinson’s services, Robinson will be issued warrants to purchase 3,000,000 shares of Company common stock at an exercise price of the higher of Beacon’s book value per share as of the date of the Engagement Letter or $0.70.  The warrants will vest on a proportionate basis as funding is received by Robinson-identified investors at a rate of 85,000 warrants per $1 million of the total amount committed for the Hazle Township plant or any foreign project.  On the date when at least 2,000,000 of the foregoing warrants have vested, the Company will issue a second warrant to purchase a number of shares of common stock valued at $3,000,000, but not to exceed a number such that when combined with all shares underlying both warrants would equal more than 19.9% of the shares outstanding at that time.  The exercise price of the second warrant shall be the higher of the book value per shares as of the date of the Engagement Letter or $0.70 and will commence vesting after the first warrant has fully vested, at a rate that is proportionate to additional aggregate commitment amounts by Robinson-identified investors so that the warrant would be fully vested once there is a funding date for an additional aggregate amount of $50 million.  Both warrants would expire on October 1, 2016 and will become exercisable to the extent vested from time to time.  Any unvested warrants will expire at the expiration twelve (12) months following the notice date of termination of the Engagement Letter by the Company.

The Company can terminate the Engagement Letter for cause (as defined in the Engagement Letter) at any time, or after four months so long as Beacon pays the fees outlined above for any project financing that it closes within twelve (12) months following the termination with an investor identified by Robinson.

The Company has agreed to provide customary indemnification and contribution to Robinson against certain civil liabilities.  The foregoing summary of the material terms of the Agreement is qualified by reference to the full text of the Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report with respect to the issuance and description of the warrants described above is incorporated herein by this reference.

Item 3.03  Material Modification to Rights of Security Holders

On October 7, 2011, the Company entered into Amendment No. 6 to its Rights Agreement.  This amendment removed the exemption that allowed Seaside 88, LP and persons related to it to beneficially own up to 15% of the Company’s common stock without being Acquiring Persons.  It also exempted Robinson from the beneficial ownership provision of the Rights Agreement with respect to the shares of Common Stock issued or issuable under the warrants pursuant to the Engagement Letter.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits

4.1                                 Amendment No. 6 to the Rights Agreement.

10.1                           Engagement Letter dated October 5, 2011 between Beacon Power Corporation and Group Robinson LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated: October 12, 2011	By:	/s/ James M. Spiezio
James M. Spiezio
Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Amendment No. 6 to the Rights Agreement.

10.1	Engagement Letter dated October 5, 2011 between Beacon Power Corporation and Group Robinson LLC.